EXHIBIT 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”), dated as of December 9, 2010, is entered into by and between, James L. Turner (the “Executive”) and Duke Energy Business Services LLC (the “Company”), with the mutual exchange of promises as consideration (collectively, the “Parties”).

Recitals

WHEREAS, the Executive will retire effective as of December 31, 2010 (the “Retirement Date”);

WHEREAS, in connection with the Executive’s retirement, the Company is willing to provide certain compensation to the Executive, provided that the Executive executes and does not timely revoke this Agreement and a waiver and release, substantially in the form attached to this Agreement as Exhibit A (the “Waiver and Release”) of all claims that the Executive might assert against the Company, Duke Energy Corporation, any of their subsidiaries and/or affiliated entities, and any predecessors, successors or assigns to the foregoing (individually and collectively, “Duke”) and certain other entities and individuals as set forth herein; and

WHEREAS, the Parties have agreed to enter into this Agreement, which has been specifically negotiated between the Executive and the Company.

NOW, THEREFORE, the Company and the Executive enter into the following Agreement:

Agreement

1.                                       Retirement.

a.                                       Retirement.  The Executive’s employment with Duke will terminate effective as of the Retirement Date.  The Parties hereby acknowledge and agree that the Executive will be deemed to have resigned his positions, if any, as a director and/or officer of Duke, effective as of the Retirement Date or such earlier date requested by Duke.

b.                                      Effect on Other Agreements.  Except as otherwise provided herein, this Agreement replaces and supersedes any and all prior employment, separation and retirement agreements between Duke and the Executive, if any; provided, however, that nothing in this Agreement or the Waiver and Release will affect the obligations, if any, of Duke to indemnify the Executive respecting acts or omissions in connection with his service as director, officer or employee of Duke, obligations with respect to insurance coverage under any of Duke’s (or any successors) directors’ and officers’ liability insurance policies or any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and Duke are jointly responsible.

2.                           Compensation.

a.                                       In exchange for entering into this Agreement and the Waiver and Release, and satisfying any additional conditions set forth in this Agreement, including but not limited to the requirement to comply with Sections 7, 8, 9 and 12, and in lieu of any other compensation or benefits that might be payable to the Executive under any and all employment agreements, separation agreements, severance plans or severance agreements between Duke and the Executive, including, but not limited to, the Duke Energy Corporation Severance Opportunity Plan (No. 567) and the Amended and Restated Change in Control Agreement by and among Duke Energy Corporation and the Executive dated August 26, 2008, Duke Energy Corporation agrees to modify the phantom and performance share awards that were granted to the Executive under the LTIP (as defined below) on February 26, 2008, February 19, 2009 and February 22, 2010 such that the Executive will be deemed to be employed with Duke, solely for purposes of such awards, during the entirety of the performance periods applicable under each such phantom and performance share award.  The consideration described in this Section 2(a) of this Agreement will only be provided to the Executive if, within 21 days after presentation to the Executive, which presentation will occur within 30 days after the Retirement Date, the Executive timely executes and does not timely revoke the Waiver and Release.  Notwithstanding anything herein to the contrary, the Company may withhold from any amounts payable under this Agreement such federal, state, local or other taxes as it reasonably determines are required to be withheld pursuant to any applicable law or regulation.

b.                                      The Executive acknowledges and agrees that he will be entitled to no other benefits or compensation from Duke or any of its benefit plans or arrangements, other than as described in Section 2(a) of this Agreement and the following paragraphs of this Section 2(b):

i.                                          2010 Short-Term Incentive.  The Executive will be entitled to an award under the Cash Incentive Plan for 2010, with (i) the amount of such award being determined pursuant to the terms of the Cash Incentive Plan and any applicable administrative guidelines based on actual performance, and (ii) such award being paid no later than March 15, 2011.

ii.                                       Accrued Vacation.  The Executive will receive the accrued vacation to which he is entitled under the applicable Duke vacation policy.

iii.                                    Equity Awards.  Except as described in Section 2(a) of this Agreement, the Executive’s rights with respect to the equity awards granted to him pursuant to the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan and the Duke Energy Corporation 2006 Long-Term Incentive Plan (individually and collectively, the “LTIP”) will be determined pursuant to the terms of the LTIP and any applicable equity award agreements, including any post-employment non-competition/confidentiality restrictions contained therein.   Duke acknowledges and agrees that the Executive will be treated, for purposes of the LTIP, as having terminated employment after becoming eligible for retirement.

iv.                                   Retirement Benefits.  The Executive’s rights with respect to retirement benefits will be determined and paid (subject to any 6-month delay in payment required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) pursuant to the terms of the Duke Energy Retirement Savings Plan, the Cinergy Corp. Non-Union Employees’ Pension Plan, the Duke Energy Corporation Executive Savings Plan and the Duke Energy Corporation Executive Cash Balance Plan, each as amended from time to time.

v.                                      Welfare Benefits.  The Executive’s rights with respect to welfare benefits will be determined pursuant to the terms of the Duke Energy Health & Welfare Benefit Plans and the Duke Energy Health & Welfare Benefit (Financed) Plans, each as amended from time to time.

3.                                       Basis for Entitlement.  The Executive acknowledges that he would not be entitled to the consideration described in Section 2(a) of this Agreement absent his termination of employment and his execution of this Agreement and the Waiver and Release.

4.                                       Adequate Consideration.   The Executive agrees that the benefits described in this Agreement constitute good, valuable and sufficient consideration for the obligations the Executive assumes in Sections 5 through 12 and the Waiver and Release.  The consideration offered in exchange for the Executive’s execution of this Agreement exceed in kind and scope that to which the Executive would have otherwise been legally entitled.

5.                                       Future Employment.  The Executive waives any right to assert any claim or demand for reemployment with Duke.  The Executive, however, may accept an offer of reemployment with Duke in the event such an offer is made.

6.                                       Acknowledgement.  The Executive acknowledges and agrees that it is the policy of the Company and Duke to comply with all applicable federal, state and local laws and regulations.  The Executive affirms that he has reported all compliance issues and violations of federal, state and local law or regulation or Duke policy of which he had knowledge during the term of his employment, if any.  The Executive represents and acknowledges that he has no further or additional knowledge or information regarding compliance issues or possible violations of federal, state or local law or regulations or Duke policy other than what the Executive may have previously raised, if any, including, but not limited to, any and all outstanding nuclear safety concerns the Executive has involving any nuclear power plant owned or operated by Duke.  This Agreement further does  not prohibit Executive from participating in any way in any state or federal administrative, judicial, or legislative proceeding or investigation.

7.                                   Restrictive Covenants.

a.                                       In General.  The Executive acknowledges that in the course of his employment with Duke he has been exposed to and become familiar with trade secrets, customer lists, and other proprietary and confidential information  concerning Duke, and that his services have been of special, unique and extraordinary value to Duke.

b.                                      Non-Solicitation.  The Executive further agrees that, during the 24-month period following the Retirement Date, he will not in any manner, directly or indirectly, without the advance written consent of Duke, induce or attempt to induce any employee of Duke to quit or abandon his or her employ, or, for competitive purposes, call on, service, or solicit business from customers of Duke.

c.                                       Non Competition.  The Executive agrees that at no time during the 24-month period following the Retirement Date will he, without the prior written consent of Duke, (i) become employed by, or otherwise associated with, and work in or provide advice to a Competitor, (ii) acquire an ownership interest in a Competitor, provided that the Executive may, for investment purposes, own not more than 3% of the outstanding stock of any class of a Competitor that is publicly traded, or (iii) solicit any customers of Duke on behalf of or for the benefit of a Competitor.  For purposes of this Agreement, the term “Competitor” means any person or entity that is engaged in any business in which Duke is engaged as of the Retirement Date.  Notwithstanding the foregoing, the Executive will be permitted to continue in his capacity as a director serving on the board of directors of any entity to the extent the Executive holds such position as of the date of this Agreement.

d.                                      Non-Disparagement.  Except as required by subpoena or other legal process (in which event the Executive will give the Chief Legal Officer of Duke Energy Corporation prompt notice of such subpoena or other legal process in order to permit Duke or any affected individual to seek appropriate protective orders), the Executive further agrees that he will refrain from publishing or providing any oral or written statements about Duke, any of Duke’s current or former officers, executives, directors, employees, agents or representatives or any initiative, program or policy of Duke relating to any matter whatsoever that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriation of their name or likeness.  Except as required by subpoena or other legal process (in which event Duke will give the Executive prompt notice of such subpoena or other legal process in order to permit the Executive to seek appropriate protective orders), Duke further agrees to refrain from publishing or providing any oral or written statements about the Executive that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about his business affairs, or that constitute an intrusion into his private life, or that give rise to unreasonable publicity about his private life, or that place him in a false light before the public, or that constitute a misappropriation of his name or likeness.

e.                                       Revision.  If, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum period or scope permitted by law.  The Parties acknowledge that any alleged breach of this Section 7 could result in a claim for legal and/or equitable damages by the aggrieved party.

8.               Nondisclosure of Confidential Information.  The Executive acknowledges that the information, observations and data obtained by him while employed by Duke concerning the business or affairs of Duke (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act) (hereinafter defined as “Confidential Information”) are the property of Duke and he was and is prohibited from using, disclosing or misappropriating (on behalf of himself or any other person or entity) such Confidential Information during his employment with Duke and following the separation of his employment from Duke.  For purposes of clarity, the fact of, or any information regarding any investigation undertaken by Duke or completed on Duke’s behalf regarding Duke’s business or the conduct of Duke’s business relating to legal, compliance, or risk management issues will be deemed Confidential Information unless and except to the extent the foregoing become generally known to and available for use, in its entirety, by the public other than as a result of the Executive’s acts or omissions to act.  Therefore, the Executive agrees that he will not disclose any Confidential Information without the prior written consent of the Chief Legal Officer or the Chief Executive Officer of Duke Energy Corporation (which may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event the Executive will give the Chief Legal Officer of Duke Energy Corporation prompt notice of such subpoena or other legal process in order to permit Duke to seek appropriate protective orders), and that he will not use any Confidential Information for his own account without the prior written consent of the Chief Legal Officer or the Chief Executive Officer of Duke Energy Corporation (which may be withheld for any reason or no reason).  As soon as practicable after the Retirement Date, Executive will deliver to the Company all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof), whether in writing or any other form, relating to the Confidential Information, or to the work product or the business of Duke which he may possess or have under his control.  The Executive’s obligations under this Section 8 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to Duke under general legal or equitable principles, and federal, state or local law.  The Parties acknowledge and agree that, notwithstanding any other provision of this Agreement, Executive remains free to report or otherwise communicate any nuclear safety concern, any work place safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor or any other appropriate federal or state government agency.

9.                                       Intellectual Property.  The Executive acknowledges that any and all writings, documents, financial materials, inventions (whether or not patentable), discoveries, trade secrets, computer programs or instructions (whether in source code, object code, or any other form), algorithms, formulae, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, and/or techniques (whether reduced to written form or otherwise) that the Executive made, makes, conceived, conceives, discovered, discovers, developed or develops, either solely or jointly with any other person, at any time during the term of his employment, whether during working hours or at Duke’s facilities or at any other time or location, and whether upon the request or suggestion of Duke or otherwise, that relate to or are useful in any way in connection with any business carried on by Duke  (collectively, “Intellectual Work Product”) are and will be the sole and exclusive property of Duke.  The Executive will promptly and fully disclose all Intellectual Work Product to Duke.  Any Intellectual Work Product not generally known to and available for use, in its entirety, by the public will be considered to be Confidential Information as defined herein.  The Executive acknowledges that all Intellectual Work Product that is copyrightable will be considered a work made for hire under United States Copyright Law.  To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under the applicable provisions of the Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Executive may retain an interest in any Intellectual Work Product that is not copyrightable, the Executive hereby irrevocably assigns and transfers to Duke any and all right, title, or interest that the Executive may have in the Intellectual Work Product under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration.  Duke will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets and trademarks with respect thereto.  At the sole request and expense of Duke, the Executive will assist Duke in acquiring and maintaining copyright, patent, trade secret and trademark protection upon, and confirming its title to, such Intellectual Work Product.  The Executive’s assistance will include signing all applications for copyright and patent applications and other papers, cooperating in legal proceedings and taking any other steps considered desirable by Duke.

10.                                 Breach of this Agreement.  The Parties agree that the other would be damaged irreparably in the event any of the provisions of Sections 7, 8, 9, or 12 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.  The Parties acknowledge and agree that, in the event either party breaches or threatens to breach any provision of this Agreement or the Waiver and Release, the non-breaching party will be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  The Parties hereby waive any claim that the other has an adequate remedy at law.  In addition, and to the extent not prohibited by law, the Parties agree that the non-breaching party will be entitled to an award of all costs and attorneys’ fees reasonably incurred by the non-

breaching party in any successful effort to enforce the terms of this Agreement.  The Parties agree that the foregoing relief will not be construed to limit or otherwise restrict their ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if the Executive pursues any claims that he has waived in the Waiver and Release or otherwise materially breaches this Agreement, (i) the Executive agrees to immediately reimburse the Company for all amounts received by the Executive pursuant to Section 2(a) to the fullest extent permitted by law, and (ii) the Company will be relieved of any and all obligations to make future payments to the Executive pursuant to this Agreement.

11.                                 Continuing Obligations. The Executive hereby affirms and acknowledges the Executive’s continuing obligations to comply with the post-termination covenants contained in this Agreement, including, but not limited to, the provisions of Sections 7, 8, 9 and 12 of this Agreement and the Waiver and Release.  The Executive acknowledges that the restrictions contained therein are valid and reasonable in every respect, are necessary to protect Duke’s legitimate business interests and hereby affirmatively waives any claim or defense to the contrary.

12.                                 Return of Company Property.  The Executive agrees to return to the Company all keys, identification badges, electronic passes, computers, computer programs, cell phones, blackberries and any other Duke property as soon as practicable after the Retirement Date.

13.                                 Arbitration.

a.                                       Any dispute between the Parties regarding this Agreement, the breach thereof, the Executive’s employment with Duke, or the termination thereof, will be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Charlotte, North Carolina) and the arbitration will be conducted in that location under the rules of said Association, to the extent they do not conflict with this Agreement.

b.                                      Within thirty (30) days of the notice of a demand for arbitration, both Parties will exchange with one another documents in their respective possession that are relevant to the dispute.  There will be no interrogatories or depositions taken in preparation for the arbitration; provided, however, that the arbitrator may permit limited deposition discovery in extraordinary circumstances and if necessary to avoid manifest injustice.  The grieving party will file a written statement explaining his or its claim, including relevant documentation, within forty-five (45) days of the notice for arbitration; the opposing party will respond within thirty (30) days thereafter; and the grieving party may reply within fifteen (15) days of the response.  After this period of limited discovery, a live hearing before the arbitrator will occur. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions.  The determination of the arbitrator will be conclusive and binding upon the Parties and judgment upon the same may be entered in any court having jurisdiction thereof.  The arbitrator will give written notice to the Parties stating his or their determination, and will furnish to each party a signed copy of such determination.

c.             The expenses of arbitration will be borne equally by the Executive and the Company, and each party will bear its own costs, including attorneys’ fees; provided, however, that the arbitrator will have the power to award such expenses and costs, including attorneys’ fees, to the prevailing party in accordance with applicable law and to require Duke at the beginning of the proceedings to fully or partially reimburse (or provide an advance to) the Executive for expenses (but not for costs, including attorneys’ fees) in the event the Executive can demonstrate that the amount of the expenses is an unreasonable impediment to adjudication of his claims in arbitration.  If the arbitrator awards a monetary amount to either party in excess of $1,000,000, the party against whom the award was made may seek judicial resolution of the dispute under a de novo standard before any court with appropriate jurisdiction over the matter.

d.             Notwithstanding the foregoing, Duke will not be required to seek or participate in arbitration regarding any breach by the Executive of his agreements in Sections 7, 8 or 9 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction in Charlotte, North Carolina.  Any arbitration or action pursuant to this Section 13 will be governed by and construed in accordance with the substantive laws of the State of North Carolina, without regard to any applicable state’s choice of law provisions.

14.           Governing Law.  This Agreement will be interpreted, enforced and governed under the laws of the State of North Carolina, without regard to any applicable state’s choice of law provisions.

15.           Consultation With Attorney Advised.  The Executive is advised to consult with an attorney prior to executing this Agreement.  The Executive acknowledges being given that advice.  The Executive represents that he has read and fully understands all of the provisions of this Agreement. The Executive represents that he is voluntarily signing this Agreement.

16.           Binding Effect of Agreement.   This Agreement, once signed by each of (i) the Executive and (ii) the Senior Vice President and Chief Human Resources Officer, will be binding upon and will operate for the benefit of the heirs, executors, administrators, assigns, and successors in interest of the Executive and Duke.  Duke agrees that in the event of a sale, merger, acquisition, or other change in structure (including the cessation or restructuring of any part of Duke’s business) and/or ownership, Duke will ensure that the contract language pertaining to the transaction confirms the continuing liability of Duke (and its assigns and successors in interest) to the Executive under this Agreement.  The Executive agrees that Duke Energy Business Services LLC or its successors (and/or any of its authorized officers and/or employees) is authorized to act for Duke with respect to all aspects pertaining to the administration and interpretation of this Agreement.

17.           Severability.  The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, if any portion of this Agreement should be deemed not enforceable for any reason, such portion will be stricken and the remaining portion or portions thereof should continue to be enforced to the fullest extent permitted by applicable law.

18.           No Admission of Liability.  The Parties acknowledge that this Agreement is entered into solely for the purpose of ending their employment relationship on an amicable basis and will not be construed as an admission of liability or wrongdoing by any Party and that each Party expressly denies any such liability or wrongdoing.

19.           No Reliance.  The Executive does not rely, and has not relied, upon any representation or statement made by Duke or by any of Duke’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

20.           Complete Agreement.  Except as specifically provided herein, the terms of this Agreement and the Waiver and Release constitute the entire agreement between the Parties and supersede all previous communications, representations, and agreements, oral or written, between the Parties with respect to the subject matter of this Agreement.  No agreement or understanding modifying this Agreement will be binding on either Party unless it is in writing and signed by an authorized representative of the Party sought to be bound.  If any part of this Agreement is adjudged by a court of competent jurisdiction (or the arbitrator(s) pursuant to Section 13) to be contrary to law, then this Agreement will, in all other respects, remain effective and binding to the full extent permitted by law.

21.           Compliance with Code Section 409A.  To the extent applicable, the Parties intend that this Agreement comply with the provisions of Section 409A of the Code.  This Agreement will be construed, administered, and governed in a manner consistent with this intent.  Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of the Executive or his  beneficiary under Section 409A(a)(1) of the Code will have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment will be made without the consent of the Executive or his  beneficiaries and will maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code).  To the extent that the Executive is entitled to a reimbursement of legal fees or other expenses, then, unless the entitlement qualifies for any exception to Section 409A, the following additional provisions will apply: (a) any expense eligible for reimbursement must be incurred, or any entitlement to a benefit must be used, during the six-month period commencing on the Retirement Date; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other calendar year; (c) the reimbursement of the eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, provided that all required documentation is timely submitted; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  The payment rules set forth above will apply to the reimbursement of legal fees or expenses even if the right to reimbursement is otherwise contingent upon the Executive being the prevailing party; provided that, to the extent permitted by law, the Executive will be required to return (within 10 days following receipt of demand) all reimbursed fees and expenses if the Executive does not prevail in respect of at least one material claim (whether the Executive is prosecuting or defending such claim) in the dispute.  If the Executive is entitled to reasonable compensation in exchange for providing assistance in connection with litigation matters or investigations, the compensation must be paid within 60 days following the end of the calendar month in which the Executive performs the services to which the compensation relates, provided that all required documentation is timely submitted.  The tax treatment of the Agreement is not warranted or guaranteed, and neither the Company and its affiliates nor their directors, officers, employees or advisers will be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive or other taxpayer under Section 409A as a result of the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, effective as of the date first written above.

DUKE ENERGY BUSINESS SERVICES LLC		EXECUTIVE

By:	/s/ Jennifer L. Weber	/s/ James L. Turner
	Jennifer L. Weber	James L. Turner
Senior Vice President and Chief Human Resources Officer

Exhibit A

WAIVER AND RELEASE OF CLAIMS

This WAIVER AND RELEASE OF CLAIMS (the “Release”) is executed and delivered by James L. Turner (the “Executive”) to Duke Energy Corporation (together with its affiliates, subsidiaries and any successors thereto, the “Company”).

In consideration of the agreement by the Company to provide certain benefits to the Executive as set forth in the agreement between Executive and Duke Energy Business Services LLC dated December 9, 2010 (the “Retirement Agreement”) and other good and valuable consideration, which the Executive acknowledges is consideration to which he would not otherwise be entitled, the Executive hereby agrees as follows:

Section 1.  Release and Covenant.  The Executive, of his own free will, voluntarily and unconditionally releases and forever discharges the Company, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) (the “Company Releasees”) from any and all past or present causes of action, suits, agreements or other claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns have or may hereafter have from the beginning of time to the date hereof against the Company or the Company Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his employment with the Company and/or his  separation from employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Indiana Civil Rights Statute, the Kentucky Civil Rights Statute, the Ohio Civil Rights Statute, the North Carolina Human Relations Law, the South Carolina Human Affairs Law, the Texas Labor Code 21, and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law.  This Release will not, however, constitute a waiver of any of the Executive’s rights under the Retirement Agreement nor a waiver of any claims that might arise after the date the Release is signed. Executive acknowledges and agrees that execution of this Release constitutes a waiver of his right to recover not only in a lawsuit, claim or other action brought by him as described herein, but also in any lawsuit, claim or other action brought on his behalf.  Notwithstanding the foregoing, this Release does not waive and release:  (a) workers’ compensation claims filed prior to the date of execution of this Release; or (b) claims against the Company arising out of possible exposure to asbestos during Executive’s employment with the Company at a facility or facilities owned by the Company.

Section 2.  Due Care.  The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution.  The Executive further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Release.  The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein.  Executive acknowledges that if Executive has signed this Agreement it is because Executive freely chose to do so.  This Release will be revocable by the Executive during the 7-day period following its execution, and will not become effective or enforceable until the expiration of such 7-day period.  In the event of such a revocation, the Executive will not be entitled to the consideration for this Release set forth above.  To enter into this Release, Executive must execute it by signing, dating and returning it to:  Attention: Frank A. Ramundo, Associate General Counsel, 139 East Fourth Street, 1212-Main, Cincinnati, Ohio 45202.  Executive may revoke this Release by mailing a written revocation of the Release post-marked no later than the seventh day after its execution to Frank A. Ramundo at the address hereinabove.

Section 3.  Nonassignment of Claims; Proceedings.  The Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Executive may have against the Company or any of the Company Releasees.   The Executive represents that he has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Company Releasees arising out of or relating to any of the matters set forth in this Release.

Section 4.  Reliance by Executive.  The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company or any of the Company Releasees, except as set forth in this Release and the Retirement Agreement.

Section 5.  Nonadmission.   Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or any of the Company Releasees.

Section 6.  Communication of Safety Concerns.  Notwithstanding any other provision of this Release and the Retirement Agreement, the Executive remains free to report any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, or any public safety concern to the United States Nuclear Regulatory Commission, the United States Department of Labor, or any other federal or state governmental agency. Further, nothing in this Release or the Retirement Agreement prohibits the Executive from participating in any way in any state or federal administrative, judicial or legislative proceeding or investigation or filing a charge of discrimination with an administrative agency, provided, however, that should an agency pursue any claims on the Executive’s behalf, by signing and not revoking this Release, the Executive has waived his right to any recovery, monetary or otherwise.  Should the Executive receive a subpoena in connection with any federal or state administrative, judicial, or legislative proceeding involving the Company, the Executive will, if permitted by law, provide the Company with notice of the subpoena, including a copy of the subpoena, within twenty-four (24) hours of receipt of the subpoena.  The notice will be provided to Duke Energy Corporation’s Chief Legal Officer.  For purposes of clarity, nothing in this Release, the Retirement Agreement or otherwise will operate to prohibit Executive from providing truthful testimony in any regulatory or judicial proceeding

Section 7.  Governing Law.  This Release will be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

Section 8.  Severability.  It is understood by Executive and the Company that if any part of this Release is held by a court to be invalid, the remaining portions will not be affected.

This RELEASE is executed by the Executive and delivered to the Company on December 9, 2010.

/s/ James L. Turner
James L. Turner